Exhibit 5.1

600 Travis, Suite 4200	Austin
Houston, Texas 77002	Beijing
713.220.4200 Phone	Dallas
713.220.4285 Fax	Houston
andrewskurth.com	London
New York
Research Triangle
The Woodlands
Washington, DC

May 29, 2013

Cheniere Energy Partners, L.P.

700 Milam Street, Suite 800

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as special counsel to Cheniere Energy Partners, L.P., a Delaware limited partnership (the “Issuer”), in connection with the proposed issuance and sale from time to time by the Issuer of up to $500,000,000 of common units representing limited partner interests in the Issuer (the “Units”), pursuant to that certain Equity Distribution Agreement dated May 29, 2013 (the “Sales Agreement”) between the Issuer and Mizuho Securities USA Inc.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i) the Registration Statement on Form S-3 (File No. 333-183780) relating to securities to be issued by the Issuer from time to time filed by the Issuer under the Securities Act with the Securities and Exchange Commission (the “SEC”) on September 7, 2012, as amended by Amendment No. 1 thereto filed with the SEC on September 19, 2012 and Amendment No. 2 thereto filed with the SEC on October 10, 2012, and including the base prospectus included in such registration statement (the “Base Prospectus”) and the other information set forth in the Incorporated Documents (as defined below) and incorporated by reference in such registration statement and therefore deemed to be a part thereof (such registration statement at the time it became effective, and including the Base Prospectus and such other information incorporated by reference in such registration statement, being referred to herein as the “Registration Statement”);

(ii) the prospectus supplement dated May 29, 2013, relating to the Units in the form filed with the SEC pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act (such prospectus supplement, together with the Base Prospectus, being referred to herein as the “Prospectus”);

Cheniere Energy Partners, L.P.

May 29, 2013

(iii) each of the Issuer’s reports that have been filed with the SEC and are incorporated by reference in the Registration Statement (the “Incorporated Documents”);

(iv) the executed Sales Agreement;

(v) the Certificate of Limited Partnership of the Issuer, certified by the Secretary of State of the State of Delaware on May 21, 2013 and certified by the Secretary of Cheniere Energy Partners GP, LLC, a Delaware limited liability company and the general partner of the Issuer (the “General Partner”), as presently in effect and as in effect at the time of the adoption of the resolutions of the board of directors of the General Partner referred to below;

(vi) the Third Amended and Restated Agreement of Limited Partnership of the Issuer, certified by the Secretary of the General Partner as presently in effect and as in effect at the time of the adoption of the resolutions of the board of directors of the General Partner referred to below;

(vii) the Certificate of Formation of the General Partner, certified by the Secretary of State of the State of Delaware on May 22, 2013 and certified by the Secretary of the General Partner as presently in effect and as in effect at the time of the adoption of the resolutions of the board of directors of the General Partner referred to below;

(viii) the Third Amended and Restated Limited Liability Company Agreement of the General Partner, certified by the Secretary of the General Partner as presently in effect and as in effect at the time of the adoption of the resolutions of the board of managers of the General Partner referred to below;

(ix) a copy of certain resolutions of the board of directors of the General Partner adopted on May 23, 2013, certified by the Secretary of the General Partner;

(x) certificates from the Secretary of State of the State of Delaware dated May 21, 2013 and May 22, 2013 as to the good standing and legal existence of the Issuer and the General Partner under the laws of the State of Delaware; and

(xi) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

We have also examined originals or copies, certified, or otherwise identified to our satisfaction, of such records of the Issuer and the General Partner and such other agreements, certificates of public officials, certificates of officers and other representatives of the Issuer, the General Partner and others, and such other documents, certificates and records as we have deemed necessary or appropriate, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed and have not verified (i) the legal capacity of all natural persons, (ii) the genuineness of the signatures on all documents that we have examined, (iii) the conformity to the originals of all documents supplied to us as

Cheniere Energy Partners, L.P.

May 29, 2013

certified or photostatic or faxed copies and (iv) the authenticity of the originals of such documents. In conducting our examination of executed documents or documents to be executed, we have assumed, without independent investigation, that all parties thereto, other than the Issuer and the General Partner, had or will have the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed, without independent investigation, the due authorization by all requisite action, limited partnership or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the General Partner and others.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Units, when issued and delivered against payment therefor as provided in the Sales Agreement, will be validly issued, fully paid and nonassessable (except as such nonassessability may be affected by Sections 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act).

We express no opinion other than as to the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act (each of which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws).

We hereby consent to the filing of this opinion with the SEC as an exhibit to a Current Report on Form 8-K of the Issuer and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein, or of any subsequent changes in law.

Very truly yours,

/s/ Andrews Kurth LLP
Andrews Kurth LLP